UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2011

ENCORE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-33598	76-0655696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (713) 787-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Issuance of Preferred Stock under the Small Business Lending Fund Program

On September 27, 2011, Encore Bancshares, Inc. (the “Company”) entered into a Securities Purchase Agreement (including the General Terms and Conditions incorporated by reference therein as Annex C) (the “Purchase Agreement”) with the Secretary of the Treasury (“Secretary”) under the Small Business Lending Fund program (“SBLF Program”), pursuant to which the Company issued and sold to the Secretary 32,914 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, with a liquidation value of $1,000 per share (the “Series B Preferred Stock”), for an aggregate purchase price of $32,914,000. The Series B Preferred Stock was established in the Statement of Designations filed with the Secretary of State of the State of Texas (the “Statement of Designations”).

The Series B Preferred Stock qualifies as Tier 1 capital. Non-cumulative dividends are payable on January 1, April 1, July 1 and October 1 of each year. The dividend rate is calculated as a percentage of the aggregate liquidation amount of the outstanding Series B Preferred Stock and is based on changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Company’s banking subsidiary, Encore Bank, N.A. (the “Bank”), compared with the Bank’s baseline QSBL level measured at July 1, 2010. Based on the Bank’s initial level of QSBL at March 31, 2011 compared with the baseline, as calculated under the Purchase Agreement and Statement of Designations, the dividend rate on the Series B Preferred Stock has been set at 4.7558486% for the initial dividend period.

For the second through the tenth quarters following the closing of SBLF Program transaction, the dividend rate will fluctuate between one percent (1%) and five percent (5%) based on the change in the Bank’s level of QSBL compared with the initial baseline. More specifically, if the Bank’s QSBL at the end of a quarter has increased compared with the baseline, then the dividend rate payable on the Series B Preferred Stock would change as follows:

Relative Increase in QSBL to Baseline	Dividend Rate
Less than 2.5%	5%
Between 2.5% and 5.0%	4%
Between 5.0% and 7.5%	3%
Between 7.5% and 10.0%	2%
Over 10.0%	1%

The potential dividend rate reduction in any period is limited, such that the reduction will not apply to any Series B Preferred Stock proceeds that exceed the dollar amount of the increase in QSBL for that period as compared to the baseline.

From the eleventh calendar quarter through 4.5 years after closing of the SBLF Program transaction, the dividend rate on the Series B Preferred Stock may be fixed at or between one percent (1%) and seven percent (7%) based on the level of QSBL at that time, as compared to the baseline. If any Series B Preferred Stock remains outstanding after 4.5 years, the dividend rate will increase to nine percent (9%).

Because it is not feasible to predict the volume of QSBL in future periods, it is not viable to estimate specific future dividend rates.

The Series B Preferred Stock is non-voting, except in limited circumstances that could impact the SBLF investment, such as (i) authorization of senior stock, (ii) charter amendments adversely affecting the Series B Preferred Stock and (iii) extraordinary transactions such as mergers, asset sales, share exchanges and the like (unless the Series B Preferred Stock remains outstanding and the rights and preferences thereof are not impaired by such transaction).

If the Company has not declared and paid an aggregate of five dividend payments, whether or not consecutive, the holder of the Series B Preferred Stock will have the right, but not the obligation, to appoint a representative as an “observer” on the Company’s Board of Directors. If the Company has not declared and paid an aggregate of six dividend payments, whether or not consecutive, the holder of the Series B Preferred Stock will have the right, but not the obligation, to elect two directors to the Company’s Board of Directors.

The Series B Preferred Stock is not convertible to common stock or any other securities. Distributions upon any liquidation of the Company must be paid on the Series B Preferred Stock up to the aggregate liquidation value, plus accrued dividends, before any other shareholder distributions can be made.

The Series B Preferred Stock may be redeemed by the Company at any time, at a redemption price of $1,000 per share plus accrued but unpaid dividends to the date of redemption, subject to the approval of the Company’s federal banking regulator. The Series B Preferred Stock may be redeemed in whole or in part, subject to a minimum redemption of at least 25% of the original aggregate liquidation value (i.e., approximately $8.2 million).

The Series B Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the Series B Preferred Stock under applicable securities laws under certain circumstances as further described in the Purchase Agreement. The Series B Preferred Stock is not subject to any contractual restrictions on transfer, and thus the Secretary may sell, transfer, exchange or enter into other transactions with respect to the Series B Preferred Stock without the Company’s consent.

The foregoing descriptions of the terms and conditions of the Purchase Agreement and the Series B Preferred Stock are summaries only and do not purport to be complete descriptions of all of the terms and conditions of the Purchase Agreement and the Series B Preferred Stock. These descriptions are qualified in their entirety by reference to the Purchase Agreement and the Statement of Designations which are filed herewith as Exhibit 10.1 and Exhibit 3.1, respectively.

Redemption of Preferred Stock issued under the TARP Capital Purchase Program

On September 27, 2011, the Company entered into and consummated the transactions contemplated by a letter agreement (the “Repurchase Agreement”) with the United States Department of the Treasury (“Treasury”). Under the Repurchase Agreement, the Company redeemed from the Treasury, using the proceeds from the issuance of the Series B Preferred Stock and other available funds, all 34,000 outstanding shares of its Fixed Rate Cumulative

Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share (the “Series A Preferred Stock”), for a redemption price of $34,000,000, plus accrued but unpaid dividends to the date of redemption of $198,000.

The Series A Preferred Stock was issued to the Treasury in December 2008 in connection with the Company’s participation in the TARP Capital Purchase Program.

Treasury also holds a warrant (“Warrant”) to purchase 364,025 shares of the Company’s common stock over a ten-year term at an exercise price of $14.01 per share. Under the terms of the Repurchase Agreement, the Company has 15 days from the closing of the Series B Preferred Stock transaction to notify Treasury whether it wants to repurchase the Warrant. If the Company does not provide notice of intent to repurchase the Warrant within that 15 day period, Treasury will be deemed to have provided the Company notice of its intention to sell the Warrant. The Company is presently investigating whether repurchase of the Warrant issued to the Treasury is beneficial to the Company at this time.

The foregoing description of the terms and conditions of the Repurchase Agreement is a summary only and does not purport to be a complete description of all of the terms and conditions of the Repurchase Agreement. This description is qualified in its entirety by reference to the Repurchase Agreement which is filed herewith as Exhibit 10.2.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” under the caption “Issuance of Preferred Stock under the Small Business Lending Fund” is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.03.

The terms of the Series B Preferred Stock impose limits on the Company’s ability to pay dividends on and repurchase shares of its common stock and other securities. More specifically, if the Company fails to declare and pay dividends on the Series B Preferred Stock in a given quarter, then during such quarter and for the next three quarters following such missed dividend payment the Company may not pay dividends on or repurchase any common stock or any other securities that are junior to (or in parity with) the Series B Preferred Stock, except in very limited circumstances.

Additionally, under the terms of the Series B Preferred Stock, the Company may declare and pay dividends on its common stock or any other stock junior to the Series B Preferred Stock, or repurchase shares of any such stock, only if after payment of such dividends or repurchase of such shares, the Company’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital, as set forth in the Statement of Designations establishing the Series B Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series B Preferred Stock (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary and ending on the tenth anniversary of issuance of the

Series B Preferred Stock, by ten percent (10%) for each one percent (1%) increase in the Bank’s QSBL over the baseline level.

If any Series B Preferred Stock remains outstanding on the tenth anniversary of the issuance date, the Company may not pay further dividends on its common stock or any other junior stock until the Series B Preferred Stock is redeemed in full.

As a result of its redemption of the Series A Preferred Stock, the Company is no longer subject to the limits on its ability to pay dividends and repurchase shares as stipulated under the TARP Capital Purchase Program. The Company will, however, be subject to the limitations described above as well as all other terms, conditions and requirements for participation in SBLF Program for as long as any of the Series B Preferred Stock remains outstanding.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of its redemption of the Series A Preferred Stock, the Company is no longer subject to the limits on executive compensation and other restrictions stipulated under the TARP Capital Purchase Program with respect to periods after the redemption date.

Item 5.03 Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On September 26, 2011, the Company filed a Statement of Designations establishing the terms of the Series B Preferred Stock with the Secretary of State for the State of Texas. A copy of the Statement of Designations is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On September 28, 2011, the Company issued a press release regarding the Company’s issuance to the Secretary of the Series B Preferred Stock and the redemption of the Series A Preferred Stock. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

3.1	Statement of Designations establishing the terms of the Series B Preferred Stock.

4.1	Form of Series B Preferred Stock Certificate.

10.1	Securities Purchase Agreement, dated September 27, 2011, between the Secretary of the Treasury and Encore Bancshares, Inc., with respect to the issuance and sale of the Series B Preferred Stock.

10.2	Repurchase Agreement, dated September 27, 2011, between the United States Department of the Treasury and Encore Bancshares, Inc., with respect to the repurchase of the Series A Preferred Stock.

99.1	Press Release dated September 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE BANCSHARES, INC. (Registrant)

Dated: September 29, 2011	By:	/s/ JAMES S. D’AGOSTINO, JR.
James S. D’Agostino, Jr.
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Statement of Designations establishing the terms of the Series B Preferred Stock.

4.1	Form of Series B Preferred Stock Certificate.

10.1	Securities Purchase Agreement, dated September 27, 2011, between the Secretary of the Treasury and Encore Bancshares, Inc., with respect to the issuance and sale of the Series B Preferred Stock.

10.2	Repurchase Agreement, dated September 27, 2011, between the United States Department of the Treasury and Encore Bancshares, Inc., with respect to the repurchase of the Series A Preferred Stock.

99.1	Press Release dated September 28, 2011.